EXHIBIT 99.1

PRESS RELEASE

Kreisler Manufacturing Corporation Announces Third Quarter Financial Results: 16% Sales Growth and 42% Increase in Backlog; Net Income Lower

Elmwood Park, New Jersey, May 15, 2007 -- Kreisler Manufacturing Corporation (NASDAQ: KRSL) announced sales and earnings for the three and nine months ended March 31, 2007.

Highlights

Third Quarter Results

  16% increase in Q3 07 revenues to $6.247 million (Q3 06: $5.396m)
  Net income for Q3 07 decreased 30% to $0.308 million (Q3 06: $0.441m)
  33% decrease in fully diluted GAAP earnings per common share of $0.16 for Q3 07 (Q3 06: $0.24)
  Record Backlog of $29.7 million, an increase of 42% from prior year levels.

Nine Month Results

  24% increase in first nine months of fiscal 2007 revenues to $17.346 million (2006: $13.953m)
  Net income for the first nine months of fiscal 2007 increased by 42% to $1.308 million (2006: $0.922m)
  42% increase in fully diluted GAAP earnings per common share of $0.71 for the nine months ended March 31, 2007 (2006: $0.50)

"Our sales continue to reflect the strong product demand in the aerospace markets," said Kreisler CEO Michael Stern. We experienced double digit sales growth in our sales of commercial and military aerospace components while our sales of industrial gas turbine components, as expected, declined for the quarter. Our sales order backlog increased by $8.789 million during the quarter to reach a record level of $29.689 million."

"The quarter was impacted by two unusual items which lowered reported GAAP earnings per share by approximately $0.12 during the quarter. Due to a quality discrepancy, we recognized a warranty claim with an estimated value of $235,000. If the parts we manufacture don't meet our rigorous quality standards, we will do what is necessary to support our customers. Our earnings were also affected by the cancellation of a U.S. Government contract totaling $129,000."

"On April 20, 2007, we entered into a Memorandum of Understanding with UTC for the delivery of F119 engine components between 2008 and 2010. We estimate the sales value of the agreement to be $12 million, the majority of which is not included in our current backlog. We will also receive $2 million in advance payments from UTC. We received our initial advance payment of $500,000 last week for use towards increasing our global production capacity and capabilities."

The Company reported a sales increase of 24% to $17,346,000 for the nine months ended March 31, 2007 compared to sales of $13,953,000 for the nine months ended March 31, 2006. Net income increased 42% to $1,308,000. Operating income increased to $2,086,000 compared to the prior year operating income of $1,466,000, an increase of $620,000 or 42%. The Company reported diluted earnings per share of $0.71 compared to the prior year earnings per share of $0.50.

Kreisler Manufacturing Corporation is a manufacturer of precision metal components and assemblies for use in military and commercial aircraft engines and industrial gas turbines. These products primarily include tube and manifold assemblies. The Company has two wholly owned subsidiaries: Kreisler Industrial Corporation located in Elmwood Park, New Jersey, and Kreisler Polska Sp. z o.o located in Krakow, Poland.

For more information please contact:

Ned Stern, Chief Financial Officer

Kreisler Manufacturing Corporation

Tel (201) 791-0700 X222

Kreisler Manufacturing Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006

Net Sales	$6,247,219	$5,396,317	$17,345,535	$13,952,824

Cost of goods sold	5,261,352	4,379,805	13,938,815	11,585,220
Selling, general and administrative expenses	540,520	325,618	1,320,777	901,706
Total Costs and Expenses	5,801,872	4,705,423	15,259,592	12,486,926
Income (loss) from operations	445,347	690,894	2,085,943	1,465,898

Interest and other income	45,886	31,970	131,309	87,229
Interest and other expenses	(6,315)	(7,375)	(37,800)	(51,674)

Income before income taxes	484,918	715,489	2,179,452	1,501,453

Income taxes	(176,794)	(274,261)	(871,794)	(579,836)
Net income (loss)	$ 308,124	$441,228	$ 1,307,658	$ 921,617
Net income per common share:
Net income - basic shares	$0.17	$0.24	$0.71	$0.50
Net income - diluted shares	$0.16	$0.24	$0.71	$0.50
Weighted average common shares - basic	1,842,792	1,827,158	1,834,781	1,826,684
Weighted average common shares - diluted	1,881,523	1,851,664	1,853,960	1,847,708

Kreisler Manufacturing Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

3/31/2007	6/30/2006
(Unaudited)	(Audited)

Assets
Cash and cash equivalents	$4,405,976	$3,295,947
Short-term investments	550,000	--
Accounts receivable, net	3,127,057	4,480,295
Inventories	4,838,932	3,253,420
Other current assets	230,198	152,468
Total Current Assets	13,152,163	11,182,130
Property, plant and equipment, net	2,039,076	1,590,879
Deferred tax asset, non-current	170,305	238,989
Total Non-Current Assets	2,209,381	1,829,868
	$15,361,544	$13,011,998

Liabilities and Stockholders' Equity
Liabilities
Accounts payable - trade	$1,508,567	$819,974
Accrued expenses	608,402	483,030
Product warranties	235,000	--
Income taxes payable	25,506	59,820
Line of credit payable	--	54,810
Obligation under capital leases	115,731	103,643
Total current liabilities	2,493,206	1,521,277

Obligation under capital leases	286,426	358,193
Accrued environmental cost	407,577	407,577
Total long term obligations	694,003	765,770

Total stockholders' equity	12,174,335	10,724,951
	$15,361,544	$13,011,998

Forward-Looking Statements

Certain oral statements made by management of the Company from time to time and certain statements contained herein or in periodic reports filed by the Company with the Securities and Exchange Commission are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to results of operations and the business of the Company. All such statements, other than statements of historical facts, including those regarding market trends, the Company's financial position and results of operations, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "intended," "will," "should," "may," "believes," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These forward-looking statements represent the Company's current judgment. The Company disclaims any intent or obligation to update its forward-looking statements. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those set forth in or underlying the forward-looking statements.